Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Compass Minerals International, Inc., a Delaware corporation (the “Company,” “we” or “our”), had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, $0.01 par value per share (our “Common Stock”).

The following is a brief description of our Common Stock and does not purport to be complete. The description is qualified in its entirety by reference to the Company’s Amended and Restated Certificate of Incorporation (our “Certificate”) and Amended and Restated Bylaws (our “Bylaws”), each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K for the year ended December 31, 2019 of which this Exhibit 4.5 is a part, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our Certificate, our Bylaws, and the DGCL for additional information.

DESCRIPTION OF CAPITAL STOCK

General

The Company’s authorized capital stock consists of 200,000,000 shares of our Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share, 200,000 shares of which have been designated as Series A Junior Participating Preferred Stock. As of December 31, 2019, 33,885,653 shares of Common Stock and no shares of preferred stock were issued and outstanding.

Voting Rights

The holders of Common Stock are entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of stockholders. Holders of preferred stock, if any, may be entitled to a greater number of votes per a share. Generally, matters to be voted on by stockholders must be approved by a majority of the votes cast. For the election of members to the Board of Directors of the Company (the “Board”), a nominee for director will be elected to the Board if the number of votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election; provided, however, that, if the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast. The holders of Common Stock have no cumulative voting rights.

Dividends

Subject to any preferential rights of any outstanding shares of preferred stock, if any, holders of our Common Stock are entitled to receive dividends as may be declared by the Board out of funds legally available to pay dividends.

Liquidation

In the event of liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of our Common Stock are entitled to share in any distribution of our assets after payment of liabilities, and the liquidation preference of any outstanding preferred stock, if any.

Other Rights

The holders of the Common Stock have no preemptive rights to purchase or subscribe for any stock or other securities nor any conversion rights. There are no redemption, purchase, retirement or sinking fund provisions with respect to our Common Stock.

Fully Paid and Nonassessable

All of the outstanding shares of Common Stock are fully paid and nonassessable.

Listing

Our Common Stock is listed on the New York Stock Exchange under the ticker symbol “CMP.”

Transfer Agent and Registrar

     The transfer agent and registrar for our Common Stock is ComputerShare Trust Company, N.A.

Preferred Stock
Our Certificate authorizes the Board to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series without further stockholder approval. The Board is authorized, without further stockholder approval, to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series.

Anti-Takeover Effects of Provisions in our Certificate, our Bylaws and the DGCL

Provisions in Our Certificate and Our Bylaws

Certain provisions contained in our Certificate and our Bylaws may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in the stockholder's best interests, including those attempts that might result in a premium being paid over the market price for the shares held by a stockholder.

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Classification and Size of the Board, Director Removal and Vacancies: The Board is divided into three classes of directors, with each class serving a staggered three-year term. Directors can only be removed for cause. Vacancies on the Board, including vacancies resulting from an enlargement of the Board, are filled only by vote of a majority of our directors then in office. The classification of the Board and the limitations on the ability of stockholders to remove directors and fill vacancies makes it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of the Company.

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Stockholder Action: Any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.

•	Special Meetings: Special meetings of stockholders can only be called by the Board, the President or the Chairman of the Board.

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Advance Notice Requirements for Stockholder Action: Our Bylaws contain provisions requiring advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by stockholders in nominating persons for election to the Board. Stockholders at an annual meeting can only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting, entitled to vote at the meeting and who has delivered timely written notice in proper form to the secretary of the stockholder's intention to bring such business before the meeting. These provisions may have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our Common Stock.

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Issuance of Preferred Stock: The Board may by resolution establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, liquidation or other rights, preferences and limitations as may be fixed by the Board without any further stockholder approval. Such rights, preferences, privileges and limitations may have the effect of impeding or discouraging the acquisition or control of the Company.

Provisions in the DGCL

Our Certificate expressly states that we have elected not to be governed by Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, the board of such corporation approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts that are not approved by a company’s board. Although we have elected to opt out of the statute’s provisions, we could elect to be subject to Section 203 in the future.

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